EXHIBIT 99

Media:
Elizabeth Castro
(312) 240-4567
Investor Relations:
Mary Ann Wall
(312) 240-7534

130 E. Randolph Dr.
Chicago, Illinois 60601

For Immediate Release
January 23, 2004

Peoples Energy Reports Fiscal 2004 First Quarter Results
Continued Strong Growth from Diversified Energy Businesses Offsets Warmer Weather

CHICAGO - Peoples Energy (NYSE: PGL) today reported financial results for the fiscal 2004 first quarter ended December 31, 2003, that reflect continued strong growth in operating income from the Company's diversified energy businesses, offset by the negative impact of weather that was 10% warmer than the same period last year in its Gas Distribution business. In particular, the Oil and Gas Production segment benefited from significantly higher production volumes and higher natural gas and oil prices than a year ago.

Net income for the fiscal first quarter was $31.4 million, or $0.85 per diluted share on 4% higher average shares outstanding, compared with $31.0 million, or $0.87 per diluted share in the year-ago quarter. Operating income was $60.2 million, compared to $60.3 million for the same quarter last year.

"Despite warmer-than-normal weather, Peoples Energy posted solid first quarter results," said Thomas M. Patrick, chairman, president and CEO. "Our diversified energy businesses continue to perform well, achieving strong year-over-year growth, and we remain focused on controlling operating costs in our core Gas Distribution business. We continue to estimate that fiscal 2004 earnings per share will be in the range of $2.70-$2.85."

The table and discussion below summarize first quarter operating results for Peoples Energy's business segments:

	Three Months Ended December 31,		Increase/
Operating Income (In Millions)	2003	2002	(Decrease)
Gas Distribution	$51.5	$58.3	$(6.8)

Power Generation	(1.3)	(1.2)	(0.1)
Midstream Services	3.6	2.6	1.0
Retail Energy Services	3.2	2.1	1.1
Oil and Gas Production	9.4	4.9	4.5
Other	(0.2)	0.1	(0.3)
Diversified Energy Businesses	14.7	8.5	6.2

Corporate	(6.0)	(6.5)	0.5
Total Operating Income	$60.2	$60.3	$(0.1)

Gas Distribution. Operating income was $51.5 million for the first quarter, compared to $58.3 million in the year-ago period. Operating results were negatively impacted by weather that was 7% or 164 degree days warmer than normal and 10% or 241 degree days warmer than the same period last year. Gas deliveries fell 5%, to 71 billion cubic feet, although higher deliveries unrelated to weather helped partially offset the weather impact. An additional factor impacting the comparison with last year is the reduction in municipal and state utility tax accruals ($4.1 million) recorded in the same period a year ago. Excluding environmental costs, which are recovered through a tracking mechanism, total operating expenses (approximately $66 million) were flat with last year reflecting an ongoing focus on cost management at the utilities and slightly lower bad debt expense.

Power Generation. Operating loss in the first quarter was $1.3 million, virtually unchanged from the year ago first quarter. Most of the capacity revenues in the Power Generation segment are recognized in the June to September period, resulting in seasonal operating losses for this segment during the first two fiscal quarters.

Midstream Services. Operating income increased to $3.6 million for the quarter, compared to $2.6 million in last year's first quarter. The improvement was driven by higher operating results from wholesale marketing and asset management activities, which benefited from improved margins due to higher average prices and price volatility. These results more than offset lower hub activity.

Retail Energy Services. Operating income rose to $3.2 million compared with $2.1 million in the year-ago quarter. The increase was due to customer growth and higher margin, partially offset by increased operating costs. Based on successful sales and marketing campaigns, total gas and electric customers are up 25% compared to September 30, 2003 and almost doubled compared to the year-ago period.

Oil and Gas Production. Operating income improved $4.5 million for the quarter to $9.4 million. The increase was due primarily to higher production volumes and higher commodity prices. On a gas equivalent basis, production increased 12% compared to the prior year first quarter due primarily to the previous fiscal year's acquisitions and successful drilling program. The Company's acquisition of additional Texas oil and gas properties in late December did not affect first quarter results.

The following table summarizes first quarter operating statistics for the Oil and Gas Production segment:
	Three Months Ended December 31,
	2003	2002	% Change
Average daily production:
Gas (MMCFD)	66.2	59.7	10.9
Oil (MBD)	1.5	1.2	25.0
Gas equivalent (MMCFED)	75.1	67.2	11.8

	Three Months Ended December 31,
	2003	2002	% Change
Net realized price:
Gas (MCF)	$4.14	$3.61	14.7
Oil (BBL)	$24.93	$20.57	21.2

The following table reflects the Company's hedge positions for its remaining expected fiscal 2004 production as of January 22, 2004:

	Volume Hedged (MMBTU)/(MBO)	Weighted Average Prices ($/MMBTU)/($/BBL)
Gas
Swaps	8,847,500		$4.07
Collars	8,032,000		$4.45-$5.82
	16,879,500	(1)	$4.25-$4.90
Oil
Swaps	338	(1)	$26.76
  Approximately 80% assuming 15% growth in production.

A $0.25 change in our assumed average NYMEX price of $5.00 per MMbtu for the remainder of fiscal 2004 is estimated to have an operating income impact of approximately $2.5 million.

Other

Corporate expenses, other income net of expense, and interest expense did not change materially from the year-ago first quarter. Higher average common shares outstanding reduced earnings per share by approximately $0.03 compared to last year's first quarter.

Financial

At December 31, 2003, total debt was 56% of total debt plus equity, unchanged from a year ago, reflecting the normal seasonal increase in working capital requirements in the Gas Distribution, Midstream Services and Retail Energy Services segments. For the twelve-month period ended December 31, 2003, the ratio of funds from operations to interest coverage was 6.6x compared with 5.5x for the period ended December 31, 2002. It is currently estimated that fiscal 2004 capital spending will total approximately $180 million, or $30 million above plan due primarily to higher expenditures in the Oil and Gas Production segment. Expenditures for that segment are currently expected to approximate $85 million, with the balance targeted primarily for Gas Distribution.

Earnings Conference Call

Peoples Energy will hold a conference call to discuss financial results for the first quarter of fiscal 2004 on Friday, January 23, 2004, at 9:00 a.m. Central (10:00 a.m. Eastern). To listen to the webcast both live and in replay visit the "Investors" section of the Peoples Energy website at www.PeoplesEnergy.com and select the Live Webcast icon on the Corporate Overview page. A replay of the call can also be accessed by dialing 1-800-642-1687, reference number 4457007. The telephone replay will be available approximately two hours after completion of the call through January 28, 2004. The webcast replay will be available through January 30, 2004.

Peoples Energy, a member of the S&P 500, is a diversified energy company comprised of five primary business segments: Gas Distribution, Power Generation, Midstream Services, Retail Energy Services, and Oil and Gas Production. The Gas Distribution business serves about 1 million retail customers in Chicago and northeastern Illinois. Visit the Peoples Energy web site at PeoplesEnergy.com.

Forward-Looking Information. This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, such as management's outlook for earnings and capital expenditures for fiscal year 2004. Generally, the words "may", "could", "project", "believe", "anticipate", "estimate", "plan", "forecast", "will be", and similar words identify forward-looking statements. Actual results could differ materially from such expectations because of many uncertainties, including, but not limited to: adverse decisions in proceedings before the Illinois Commerce Commission concerning the prudence review of the utility subsidiaries' gas purchases; the future health of the United States and Illinois economies; the timing and extent of changes in interest rates and energy commodity prices, including but not limited to the effect of gas prices on cost of gas supplies, accounts receivable and the provision for uncollectible accounts and interest expense; adverse resolution of material litigation; effectiveness of the Company's risk management policies and the creditworthiness of customers and counterparties; regulatory developments in the United States, Illinois and other states where the Company does business; changes in the nature of the Company's competition resulting from industry consolidation, legislative change, regulatory change and other factors, as well as action taken by particular competitors; the Company's success in identifying diversified business segment projects on financially acceptable terms and generating earnings from projects in a reasonable time; operational factors affecting the Company's gas distribution, power generation and oil and gas production segments; Aquila Inc.'s financial ability to perform under its power sales agreements with Elwood Energy LLC; drilling risks and the inherent uncertainty of oil and gas reserve estimates; weather related energy demand; and terrorist activities. Some of the uncertainties that may affect future results are discussed in more detail in Peoples Energy's most recent Form 10-K filed with the SEC under Item 1 - Business and Item 7 - Management's Discussion and Analysis, as such information may be updated by subsequent filings under the Securities Exchange Act of 1934. All forward-looking statements included in this press release are based upon information presently available, and Peoples Energy assumes no obligation to update any forward-looking statements.

# # # #

(Financial Tables Follow)

		Preliminary
PEOPLES ENERGY CORPORATION
FINANCIAL HIGHLIGHTS
(Unaudited)

Financial Data
	Three Months Ended December 31,
(In Thousands, Except Per-Share Amounts)	2003	2002

Total Revenues	$604,884	$549,111

Equity Investment Income (Loss)	($245)	($253)

Operating Income	$60,152	$60,318

Net Income	$31,351	$31,001

Earnings Per Share - Basic	$0.85	$0.87

Earnings Per Share - Diluted	$0.85	$0.87

Average Shares Outstanding - Basic	36,814	35,535

Average Shares Outstanding - Diluted	36,976	35,639

Common Stock Data
	December 31,
	2003	2002
Annualized dividend rate	$2.12	$2.08
Dividend yield	5.0%	5.4%
Book value per share	$23.32	$22.91
Market price	$42.04	$38.65
Market price as a percent of book value	180%	169%

Peoples Energy Corporation		Preliminary

Summary of Selected Operating Data (Unaudited)

	Three Months Ended
	December 31,
	2003	2002

Gas Distribution Deliveries (MDth)
Gas sales
- Residential	37,215	40,156
- Commercial	6,313	6,408
- Industrial	1,055	1,303
Transportation	26,308	27,146
Total Gas Distribution Deliveries	70,891	75,013

Weather
Heating degree days - actual	2,115	2,356
Heating degree days - percent colder (warmer) than normal	(7.2%)	3.4%

Number of Gas Distribution Customers (average)
Gas sales
- Residential	881,533	896,717
- Commercial	44,009	44,178
- Industrial	2,846	2,881
Transportation	24,424	26,001
Total Gas Distribution Customers	952,812	969,777

Retail Energy Gas and Electric Customers (at December 31)	23,168	12,460

Employees (at December 31)
Gas Distribution	1,847	1,899
Diversified Businesses	124	119
Corporate Support	401	431
Total Employees	2,372	2,449

Megawatt Capacity (at December 31)	805	805

Oil and Gas Production
Average daily production:
Gas (MMCFD)	66.2	59.7
Oil (MBD)	1.5	1.2
Gas equivalent (MMCFED)	75.1	67.2

Average index price:
Gas ($/MMBTU) - Henry Hub	$ 4.58	$ 3.99
Oil ($/BBL)	$ 31.18	$ 28.15

Average hedge price:
Gas ($/MMBTU)	$ 3.98	$ 3.62
Oil ($/BBL)	$ 24.99	$ 19.74

Percentage hedged:
Gas	79%	71%
Oil	65%	68%

Net realized price:
Gas ($/MCF)	$ 4.14	$ 3.61
Oil ($/BBL)	$ 24.93	$ 20.57
Equivalent ($/MCFE)	$ 4.14	$ 3.59

Peoples Energy Corporation		Preliminary

Consolidated Statements of Income (Unaudited)

	Three Months Ended
	December 31,
(In Thousands, Except Per-Share Amounts)	2003	2002

Revenues	$ 604,884	$ 549,111

Operating Expenses:
Cost of energy sold	380,560	329,505
Operation and maintenance	87,310	87,914
Depreciation, depletion and amortization	28,921	27,464
Taxes, other than income taxes	47,696	43,657
Total Operating Expenses	544,487	488,540

Equity investment income (loss)	(245)	(253)

Operating Income	60,152	60,318

Other income and expense - net	605	657

Interest expense	12,281	12,802

Income Before Income Taxes	48,476	48,173

Income tax expense	17,125	17,172

Net Income	$ 31,351	$ 31,001

Average Shares of Common Stock Outstanding
Basic	36,814	35,535
Diluted	36,976	35,639
Earnings Per Share of Common Stock
Basic	$ 0.85	$ 0.87
Diluted	$ 0.85	$ 0.87

Peoples Energy Corporation		Preliminary

Consolidated Balance Sheets (Unaudited)

	December 31,	December 31,
(In Thousands)	2003	2002

Assets
Capital Investments:
Property, plant and equipment	$ 3,036,997	$ 2,848,631
Less - Accumulated depreciation, depletion
and amortization	1,148,780	1,045,963
Net property, plant and equipment	1,888,217	1,802,668
Investments in equity investees	131,619	149,993
Other investments	25,203	22,681

Total Capital Investments - Net	2,045,039	1,975,342

Customer Accounts Receivable - net of reserves	392,263	350,002
Other Current Assets	309,834	231,312
Other Assets	437,593	398,031

Total Assets	$ 3,184,729	$ 2,954,687

Capitalization and Liabilities
Common Stockholders' Equity:
Common stock	$ 357,626	$ 304,594
Treasury stock	(6,760)	(6,760)
Retained earnings	561,806	534,885
Accumulated other comprehensive income (loss)	(50,088)	(17,920)

Total Common Stockholders' Equity	862,584	814,799
Long-Term Debt	846,330	529,345

Total Capitalization	1,708,914	1,344,144

Current Liabilities
Commercial paper	192,921	229,590
Current maturities of long-term debt	-	90,000
Short-term debt	50,000	202,000
Other	501,414	476,296
Total Current Liabilities	744,335	997,886

Deferred Credits and Other Liabilities	731,480	612,657

Total Capitalization and Liabilities	$ 3,184,729	$ 2,954,687

							Preliminary
Peoples Energy Corporation

Business Segments (Unaudited)
				Retail
	Gas	Power	Midstream	Energy	Oil and Gas		Corporate and
(In Thousands)	Distribution	Generation	Services	Services	Production	Other	Adjustments	Total
Three Months Ended December 31, 2003
Revenues	$ 438,411	$ -	$ 65,201	$ 83,126	$ 28,621	$ 81	$ (10,556)	$ 604,884
Depreciation, depletion and amortization	16,508	31	111	430	11,734	4	103	28,921
Equity investment income (loss)	-	(214)	-	-	23	(54)	-	(245)
Operating income (loss)	51,538	(1,290)	3,544	3,149	9,415	(219)	(5,985)	60,152

Three Months Ended December 31, 2002
Revenues	$ 415,373	$ -	$ 60,769	$ 54,673	$ 22,194	$ 43	$ (3,941)	$ 549,111
Depreciation, depletion and amortization	16,507	32	106	417	10,376	3	23	27,464
Equity investment income (loss)	-	(63)	-	-	(626)	436	-	(253)
Operating income (loss)	58,292	(1,161)	2,564	2,102	4,872	136	(6,487)	60,318